May 7, 2009
British Columbia Security Commission
Alberta Security Commission
Saskatchewan Security Commission
Manitoba Security Commission
Ontario Security Commission
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Alberta Stock Exchange
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Dear Sirs:

Subject:	Confirmation of mailing
We confirm that the following material was sent by pre-paid mail on May 7th, 2009 to the registered shareholders of the common shares of the subject corporation:
•	Agrium Inc. News Release/Quarterly Report dated May 6th, 2009
In compliance with regulations made under the Securities Act, we are providing this confirmation to you in our capacity as agent for the subject corporation.
Yours truly,
John E. Pinnell
Partner
Target Media Communications Ltd.
Target Media Communications Ltd.
5, 2320 35th Avenue NE   Calgary, AB   T2E 6S9
ph: 403.769-1953   fax: 403.769-1954
email: john@tmccalgary.ca